Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Alison Ziegler, Darrow Associates (201) 220-2678

aziegler@darrowir.com   www.usecology.com

US ECOLOGY COMPLETES MERGER WITH NRC GROUP, CREATING A NATIONWIDE LEADER

IN INDUSTRIAL AND HAZARDOUS WASTE MANAGEMENT SERVICES

Boise, Idaho — November 1, 2019 — US Ecology, Inc. (NASDAQ-GS: ECOL) (the “Company” or “US Ecology”) today announced the completion of its previously announced merger with NRC Group Holdings Corp. (“NRC Group” or “NRC”), a national leader in comprehensive environmental, compliance and waste management services to the marine and rail transportation, general industrial and energy industries in an all-stock transaction.

Jeffrey R. Feeler, President, Chief Executive Officer and Chairman of the Board of Directors, commented, “NRC brings highly complementary services and customers to US Ecology through its substantial nationwide service network, creates a leadership position in standby and emergency response services, expands the scale of key service verticals to drive volume to US Ecology’s fixed facilities while adding specialty waste landfill disposal capabilities focused on oil and gas exploration.  We believe the combination creates a true leader in industrial waste management and environmental services that will harness the experience and expertise of each organization to enhance our competitive position, create cross-selling opportunities and operational efficiencies and provide compelling long-term value to both our customers and stockholders.”

MERGER DETAILS

Beginning today, the combined company, which will retain the US Ecology name, will start trading on the Nasdaq Global Select Market under the ticker ECOL. Shares of NRC Group ceased trading at the close of the NYSE American Exchange on October 31, 2019.

Pursuant to the merger agreement, US Ecology stockholders received a fixed exchange ratio of 1.00 share of new US Ecology for each share held and NRC Group stockholders received a fixed exchange ratio of 0.196 shares of new US Ecology for each NRC share held. In addition, each share of NRC’s 7.00% Series A Convertible Cumulative Preferred Stock has been converted into approximately 1.8 common shares of the new US Ecology. As a result, US Ecology stockholders own approximately 70% of the combined company and NRC stockholders own approximately 30% on a fully diluted basis.

Additionally, NRC’s 19.249 million outstanding warrants were converted to 3.773 million warrants to purchase common stock of US Ecology, with a strike price of $58.67 each and expiration in October 2023. These warrants will trade under the ticker ECOLW on the Nasdaq Global Select Market starting on November 1, 2019.

ABOUT US ECOLOGY, INC.

US Ecology, Inc. is a leading provider of environmental services to commercial and government entities. The company addresses the complex waste management and response needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, leading emergency response and standby services, and a wide range of complementary field and industrial services. US Ecology’s focus on safety, environmental compliance and best-in-class customer service enables us to effectively meet the needs of US Ecology’s customers and to build long lasting relationships. US Ecology has been protecting the environment since 1952. For more information, visit www.usecology.com.

FORWARD LOOKING STATEMENTS

Statements in this communication that are not historical facts are forward-looking statements that reflect US Ecology’s management’s current expectations, assumptions and estimates of future performance and economic conditions. These forward-looking statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements relate to, among other things, the closing of the transaction, the expected benefits of the merger, including estimated synergies, estimates and projections concerning the business and operations, strategic initiatives and value creation plans of the combined companies, the ownership structure of the combined company and the refinancing of NRC’s existing indebtedness. All statements other than historical facts may be forward-looking statements; words such as “anticipate,” “believe,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may”, “objective,” “opportunity,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes are used to identify forward-looking statements. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the control of US Ecology. Factors that could cause US Ecology’s actual results to differ materially from those implied in the forward-looking statements include: (1) litigation relating to the transaction; (2) risks related to disruption of management time from ongoing business operations due to the transaction; (3) unexpected costs, charges or expenses resulting from the transaction, (4) the ability of US Ecology to retain and hire key personnel; (5) competitive responses to the transaction and the impact of competitive services; (6) the terms and availability of the indebtedness incurred in connection with the refinancing of NRCG’s existing indebtedness; (7) potential adverse changes to business relationships resulting from the announcement or completion of the transaction; (8) the combined companies’ ability to achieve the growth prospects and synergies expected from the transaction, as well as delays, challenges and expenses associated with integrating the combined companies’ existing businesses; and (9) legislative, regulatory and economic developments, including changing business conditions in the industries in which US Ecology operates. These risks, as well as other risks associated with the transaction, are more fully described in the joint proxy statement/prospectus that was filed with the Securities and Exchange Commission (“SEC”) by the Company on September 19, 2019 in connection with the transaction. Investors and potential investors are urged not to place undue reliance on forward-looking statements in this communication, which speak only as of the date made. US Ecology undertakes no obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances. Nothing contained herein constitutes or will be deemed to constitute a forecast, projection or estimate of the future financial performance of US Ecology or the combined company, whether following the implementation of the transaction or otherwise.